EXHIBIT 99.1

NationsBank Corporation
NationsBank Corporate Center
Charlotte, NC 28255

LOGO                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

DECEMBER 8, 1995 -- NationsBank has negotiated a resolution of litigation involving the sale of Nations Government Income Term
Trusts 2003 and 2004 by NationsSecurities and NationsBanc
Discount Brokerage, Inc.

To directly benefit NationsBank customers who hold investments in them, NationsBank will provide $25 million for the funds. Further, NationsBank will establish a $5 million pool to be shared by customers who sold their shares of 2003 and 2004 at a loss. These contributions are subject to a reduction to pay fees of the plaintiffs' attorneys, which will not exceed $6 million.

"This is the right course for NationsBank," said G. Patrick Phillips, president of Financial Products for NationsBank. "While we vigorously deny the allegations against us, we wanted to end this matter in a way that would benefit our customers. More page 2

"This is our response to a unique market situation and we believe it will put the matter behind us," Phillips said.

The Term Trusts will use the contributions to invest in U.S.
government securities. These securities are intended to be held to maturity, which will occur at or near the termination date of the Trusts.

This comprehensive agreement to settle claims relating to the Term Trusts is subject to judicial and other approvals. Approximately 16,100 investors hold the 31.6 million shares of the 2003 and 2004 Term Trusts, all of whom will benefit from the settlement. Claims involving the sale of other securities by NationsSecurities are not covered by this settlement.

###

CONTACT:  Ellison Clary, (704) 386-8633.